Exhibit 99.1

NEWS	Ball Corporation 10 Longs Peak Drive, Broomfield, Colorado 80021-2510

For Immediate Release		http://www.ball.com
Investor Contact:	Ann Scott	303.460.3537, ascott@ball.com
Media Contact:	Scott McCarty	303.460.2103, smccarty@ball.com

Ball Reports Record First Quarter Earnings

BROOMFIELD, Colo., April 29, 2004—Ball Corporation [NYSE:BLL] today reported first quarter net earnings of $46.8 million, or 82 cents per diluted share, on sales of $1.23 billion, compared to $31.5 million, or 55 cents per diluted share, on sales of $1.07 billion in the first quarter of 2003.

        Sales and earnings were both records for a Ball first quarter. Sales increased in all three of the company’s business segments, and segment earnings rose in all but aerospace and technologies, where 2003 first quarter earnings were exceptionally strong due to completion and milestone payments the company received on a major satellite. Net earnings were boosted in part in the quarter by a longer accounting period that included six more days than the first quarter of 2003.

        R. David Hoover, chairman, president and chief executive officer, said other contributors to the company’s record results for a first quarter included strong demand for beverage cans in North America and Europe, improvement in Ball’s metal food can business and the strength of the euro against the U.S. dollar relative to the first quarter of 2003.

North American Packaging Segment

        Earnings in the company’s North American packaging segment were $66.6 million compared to $55.6 million in the first quarter of 2003. Sales were $787 million versus $711 million a year ago.

        “Stronger demand and the extra shipping days resulted in an increase in our North American beverage can shipments,” Hoover said. “Results also included a full quarter from a beverage can end business that was acquired near the end of the first quarter of 2003 and integrated into our existing beverage can operations.

        “Also, our food can business is showing signs of a needed recovery, even as we deal with the added issue of surcharges being imposed by North American steel producers,” Hoover said. “Our Milwaukee food can line is performing much better and that is having a positive effect on our results, where a year ago it was a drain.”

        During the quarter Ball completed the acquisition of the balance of what had been a joint venture food can plant in California. The acquisition, which occurred late in the quarter, had little impact on segment results for the period but is expected to increase Ball’s metal food can sales volumes by approximately one billion units, or 20 percent, on an annualized basis. Segment earnings contribution from the acquisition will be small in 2004, but is expected to improve in 2005.

International Packaging Segment

        Earnings in the international packaging segment were $27.6 million on sales of $284 million, compared to $14.3 million on sales of $229 million in the first quarter of 2003.

        “Demand for beverage cans in Europe remains strong, with the exception of Germany,” Hoover said. “That and the strength of the euro relative to early 2003 made for a very solid first quarter in international packaging. China was a positive contributor as well.”

        In response to the German deposit situation, the company has completed the conversion of a line in Germany from the production of steel cans to the production of aluminum cans. The conversion will make it easier to produce cans for export from Germany to other European markets. The company continues plans for a new beverage can production plant in Belgrade, Serbia, with groundbreaking scheduled for the second quarter.

Aerospace and Technologies Segment

        The aerospace and technologies segment had operating earnings in the quarter of $11.2 million on sales of $160 million, compared to $16.1 million on sales of $132 million a year ago.

        “Our aerospace and technologies segment had a very good quarter,” Hoover said. “Comparisons with a year ago are difficult because in the first quarter of 2003 we earned one-time completion and milestone payments for the Ice, Cloud and Land Elevation Satellite spacecraft we provided for NASA’s Goddard Space Flight Center. The first quarter of 2004 saw the continued long-term growth in this segment’s overall performance.”

        Ball Aerospace was part of a team that during the quarter won a large and strategically important contract to develop and initially operate the Space-Based Surveillance System for the U.S. Air Force. The system will detect and track space objects such as satellites and orbital debris.

Outlook

        Raymond J. Seabrook, senior vice president and chief financial officer, said first quarter interest costs were $4 million lower than in the first quarter of 2003 and, if interest rates and the euro exchange rate remain at current levels, full-year 2004 interest expense before debt refinancing costs should be at least $13 million below 2003.

        “We re-priced our euro B term loan during the first quarter at a rate 50 basis points below where it had been, further improving our already attractive financing position,” Seabrook said. “Our strong free cash flow, which we expect to be in the $300 million range for the full year, will allow us to pay down approximately $200 million of debt this year, further improving our credit quality.”

        Hoover said, “With a 50 percent increase in diluted earnings per share in 2003 over 2002, we set a very high base from which to grow in 2004, but with our strong first quarter and the prospects for each of our business segments, we see diluted earnings per share potentially exceeding our long-term goal of a 10 to 15 percent yearly improvement.

        “We are encouraged by the improvement we are seeing in nearly all areas of our businesses,” Hoover said. “We have some uncertainties, such as the resolution of the German deposit situation and steel surcharges, but those are factored into our forecasts so that, barring the unexpected, 2004 should be another solid year for Ball Corporation.”

        Ball Corporation is a leading supplier of high-quality packaging products and innovative packaging solutions to the beverage and food industries. The company also owns Ball Aerospace & Technologies Corp., which develops sophisticated sensors, spacecraft, systems and components for the government and commercial space markets. Ball employs 12,600 people worldwide and reported 2003 sales of $4.9 billion.

Conference Call Information
Ball Corporation [NYSE:BLL] will hold its regular quarterly conference call to discuss this news release and the company’s performance at 9 a.m. Mountain Time today. The North American toll-free number to listen to the call is 800-726-5421. International callers should dial 212-748-2797. A taped rebroadcast will be available until midnight Mountain Time on May 6, 2004. To access the rebroadcast, dial 800-633-8284 (domestic callers) or +1-402-977-9140 (international callers) and enter 21189605 as the reservation number. To listen to the call via Web cast, please use this URL for the live call and for replay:   http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=BLL&script=1010&item_id=869168
A written transcript of the call will also be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investor relations section under “presentations.”

Forward-Looking Statements
The information in this news release contains “forward-looking” statements. Actual results or outcomes may differ materially from those expressed or implied. As time passes, the relevance and accuracy of forward-looking statements contained in this release may change. The company currently does not intend to update any particular forward-looking statement except as it deems necessary at quarterly or annual release of earnings. Please refer to the Form 10-K filed by Ball Corporation on March 12, 2004, for a summary of key risk factors that could affect actual results or outcomes. Factors that might affect the packaging segments of the company are: fluctuation in consumer and customer demand; competitive packaging material availability, pricing and substitution; the weather; fruit, vegetable and fishing yields; company and industry productive capacity and competitive activity; lack of productivity improvement or production cost reductions; regulatory action or laws, including the German mandatory deposit or other restrictive packaging laws and environmental and workplace safety regulations; availability and cost of raw materials, energy and transportation; the ability or inability to pass on to customers changes in these costs, particularly resin, steel and aluminum; pricing and ability or inability to sell scrap; international business risks (including foreign exchange rates and tax rates) particularly in the United States, Europe and in developing countries such as China and Brazil; and the effect of LIFO accounting on earnings. Factors that may affect the aerospace segment are: funding, authorization and availability of government contracts and the nature and continuation of those contracts; and technical uncertainty associated with aerospace segment contracts. Factors that could affect the company as a whole include those listed plus: successful and unsuccessful acquisitions, joint ventures or divestitures and the integration activities associated therewith including the integration and operation of the business of Ball Packaging Europe; the number and timing of the purchases of the company’s common stock; insufficient or reduced cash flow; regulatory action or laws including those related to corporate governance and financial reporting, regulations and standards; actual and estimated business consolidation and investment costs and the net realizable value of assets associated with these activities; goodwill impairment; changes in generally accepted accounting principles or their interpretation; litigation; antitrust, intellectual property, consumer and other issues; strikes; boycotts; increases in various employee benefits and labor costs, specifically pension, medical and health care costs incurred in the countries in which Ball has operations; rates of return projected and earned on assets of the company’s defined benefit retirement plans; interest rates and level of company debt, including floating rate debt; terrorist activities, war or catastrophic events that disrupt or impact production, supply or pricing of the company’s goods and services, including raw materials and energy costs, or disrupt or impact the credit and financing of the company’s businesses; and U.S. and foreign economic conditions.

10/04	###

Condensed Financials (1st quarter 2004)

Unaudited Statements of Consolidated Earnings

	Three months ended
($ in millions, except per share amounts)	April 4, 2004	March 30, 2003

Net sales (Note 1)	$1,231.5	$1,070.9

Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,012.5	886.0
Business consolidation costs	--	1.4
Depreciation and amortization	53.8	49.9
Selling and administrative	71.1	56.7

	1,137.4	994.0

Earnings before interest and taxes (Note 1)	94.1	76.9

Interest expense	(28.3)	(32.0)
Tax provision	(21.5)	(15.7)
Minority interests	(0.3)	(0.3)
Equity in results of affiliates	2.8	2.6

Net earnings	$46.8	$31.5

Earnings per share:
Basic	$0.84	$0.56
Diluted	$0.82	$0.55

Weighted average shares outstanding (000's):
Basic	55,674	56,163
Diluted	57,030	57,425

Condensed Financials (1st quarter 2004)

Unaudited Statements of Consolidated Cash Flows

($ in millions)	Three months ended
	April 4, 2004	March 30, 2003
Cash Flows From Operating Activities:
Net earnings	$46.8	$31.5
Depreciation and amortization	53.8	49.9
Change in working capital	(189.4)	(251.0)
Withholding tax payment related to acquisition	--	(138.3)
Other	19.4	3.4

	(69.4)	(304.5)
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(34.9)	(30.3)
Business acquisitions	(30.0)	(28.0)
Other	(5.8)	(5.6)

	(70.7)	(63.9)
Cash Flows From Financing Activities:
Net change in borrowings	168.3	162.1
Dividends	(8.4)	(4.9)
Issue (purchase) of common stock, net	(14.6)	6.2
Other	(0.4)	(1.2)

	144.9	162.2

Effect of exchange rate changes on cash	(0.1)	1.1

Increase (decrease) in cash	4.7	(205.1)
Cash-beginning of period	36.5	259.2

Cash-end of period	$41.2	$54.1

Condensed Financials (1st quarter 2004)

Unaudited Consolidated Balance Sheets

($ in millions)	April 4, 2004	March 30, 2003
Assets
Current assets
Cash and cash equivalents	$41.2	$54.1
Receivables, net	372.8	452.0
Inventories, net	645.5	640.7
Deferred taxes and prepaid expenses	89.4	58.8

Total current assets	1,148.9	1,205.6
Property, plant and equipment, net	1,466.9	1,433.0
Goodwill	1,300.9	1,189.8
Other assets	336.4	332.0

	$4,253.1	$4,160.4

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of term debt	$208.8	$143.9
Payables and accrued liabilities	763.3	723.3

Total current liabilities	972.1	867.2
Long-term debt	1,632.4	2,005.8
Other liabilities and minority interests	825.7	742.6
Shareholders' equity	822.9	544.8

	$4,253.1	$4,160.4

Notes to Condensed Financials (1st quarter 2004)

($ in millions)	Three months ended
1. Business Segment Information	April 4, 2004	March 30, 2003
Sales-
North American Packaging-
Metal beverage	$549.3	$502.0
Metal food	145.1	121.8
Plastic containers	93.0	87.0

	787.4	710.8
International Packaging-
Europe metal beverage	242.0	195.1
Asia metal beverage and plastic containers	41.8	33.5

	283.8	228.6
Aerospace and technologies	160.3	131.5

Consolidated net sales	$1,231.5	$1,070.9

Earnings before interest and taxes-
North American Packaging	$66.6	$55.6
International Packaging	27.6	14.3
Aerospace and technologies	11.2	16.1

Segment earnings before interest and taxes	105.4	86.0
Undistributed corporate costs	(11.3)	(9.1)

Earnings before interest and taxes	$94.1	$76.9

2.  Non-GAAP Financial Measures

Management utilizes various accounting measures to evaluate the company’s operating results, to evaluate strategic investments and to evaluate the company’s ability to incur and service debt. For example, the company internally uses free cash flow as one of these accounting measures. Free cash flow is not a defined term under U.S. generally accepted accounting principles (a non-U.S. GAAP measure). Non-U.S. GAAP measures should not be considered in isolation or as a substitute for data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies.

Free cash flow is defined as cash flows from operating activities less capital spending. Cash flow from operating activities is the most comparable GAAP term to free cash flow. Free cash flow is typically derived directly from the company’s cash flow statements, which are prepared in accordance with U.S. generally accepted accounting principles; however, from time to time, it may be adjusted for items that affect comparability between periods. Based on our current 2004 capital spending forecast of $175 to $200 million, our projected free cash flow could exceed $300 million in 2004. For a complete presentation of non-GAAP financial measures please go to our website at www.ball.com.